Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 12, 2010 related to the combined financial statements of Agri-Energy as of and for the years ended December 31, 2008 and 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the combined financial statements from the separate records maintained by CORN-er Stone Farmers’ Cooperative), appearing in the Prospectus filed with the Securities and Exchange Commission by the Company pursuant to Rule 424(b)(4) under the Securities Act of 1933 on February 10, 2011, relating to the Company’s Registration Statement No. 333-168792 on Form S-1.

/s/ Deloitte & Touche, LLP

Denver, Colorado

March 11, 2011